UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 10/15/2009

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number:	000-26357

Delaware		13-3904355
(State or other jurisdiction of		(IRS Employer
incorporation)		Identification No.)

     625 Second Street San Francisco, CA 94107

(Address of principal executive offices, including zip code)

415-348-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On October 15, 2009, Stacey Giamalis, former General Counsel and Senior Vice President, and LookSmart, Ltd. (the "Company") entered into a Severance Agreement and General Release (the "Release Agreement"). The Release Agreement sets forth the terms and provisions of Ms. Giamalis's separation from the Company on September 15, 2009 as well as certain severance payments by the Company to Ms. Giamalis following such separation. Pursuant to the Release Agreement among other terms and conditions, Ms. Giamalis executed a release with respect to any claims or causes of action relating to Ms. Giamalis's employment by the Company or her separation from the Company. Further, Ms. Giamalis and the Company agreed that the Company would make a severance payment to Ms. Giamalis in the amount of $235,872 (less required withholdings and authorized deductions) representing nine months of Ms. Giamalis's base salary plus 75% of Ms. Giamalis's annual target bonus. In addition, the Company agreed to pay Ms. Giamalis's monthly health insurance premiums for her COBRA coverage as they become due covering the period from October 1, 2009 until the earlier of the date Ms. Giamalis accepts other employment or June 30, 2010. The Release Agreement also contains other terms and provisions that are customary in agreements of similar nature.

Item 9.01. Financial Statements and Exhibits

99.1 Severance Agreement and General Release dated October 15, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: October 16, 2009

By: /s/ Stephen Markowski

Stephen Markowski Chief Financial Officer

Exhibit Index
Exhibit No.	Description

EX-99.1	Severance Agreement and General Release